Exhibit 10.19

CONTRACT MANUFACTURING GENERAL AGREEMENT

This Manufacturing Agreement (the “Agreement”) is entered into as of this 10th day of November, 2004, by and between TissueLink Medical, Inc., a Delaware corporation, having its principal place of business at 1 Washington Center, Suite 400, Dover, NH 03820 (the “Customer”), and Design Standards Corporation, a Connecticut corporation, having its principal place of business at CEDA Industrial Park, P.O. Box 1620, Charlestown, NH 03603 (the “Manufacturer”).

WHEREAS, Customer wishes to contract the manufacture of its medical devices (described in attached Device Specific Schedule(s), hereafter referred to as the “Products”); and

WHEREAS, Manufacturer is engaged in the business of manufacturing medical devices,

NOW THEREFORE, the parties agree as follows:

1.	Representations of Customer and Manufacturer

1.1	Customer represents to Manufacturer that:

a.	This Agreement has been duly authorized.

b.	The execution and delivery by Customer of this Agreement, and the performance by the Customer of its obligations hereunder do not and will not infringe or constitute a breach of the charter or the by-laws of Customer or any other agreement to which it is a party.

c.	The manufacture of the Products in accordance with the Product Specifications, as described in attached Device Specific Schedule(s), to the knowledge of Customer, do not and will not infringe intellectual property rights of any third party.

1.2	Manufacturer represents to Customer that:

This Agreement has been duly authorized.

a.	The execution and delivery of this Agreement by Manufacturer and the performance by Manufacturer of its obligations hereunder do not and will not infringe or constitute a breach of the charter or the by-laws of Manufacturer or any other agreement to which Manufacturer is a party.

2.	Scope of the Agreement

2.1	Manufacturer will manufacture the Product in accordance with (i) the Product Specifications as described in attached Device Specific Schedule(s); (ii) Good Manufacturing Practices (as defined in Section 7.1) and Quality Systems (as defined in Section 7.6); (iii) pertinent rules and regulations of the Food and Drug Administration (the “FDA”); and (iv) applicable international standards, including CE (European Community) mark standards for medical devices. Upon the request of Customer, Manufacturer shall provide Customer with written evidence of compliance with the criteria set forth in the preceding sentence.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

3.	Intellectual Property

3.1	Customer Ownership. Customer shall exclusively own all right, title and interest in and to, and all patents, copyrights, trademarks, mask works, trade secrets and other intellectual property rights (the “Intellectual Property Rights”) related to:

a.	the Products;

b.	all manufacturing processes, know-how and other information and materials provided by Customer to Manufacturer before and after the Effective Date of this Agreement (the “Information”), including information to design, manufacture or test of the Products;

c.	any injection molds, thermoforming molds, and any fixtures (“Tooling”) needed for or used in the production of the Products (“Product Tooling”) and that are purchased by the Customer; and

d.	any inventions, ideas, discoveries, modifications, enhancements, improvements or derivative works conceived, made, created, developed or reduced to practice by Manufacturer, solely or jointly, or in whole or in part, during the term of this Agreement that relate to the Products, Information or Product Tooling, or to any services provided under this Agreement (“Assigned Inventions”).

Manufacturer hereby irrevocably transfers and assigns to Customer all of Manufacturer’s right, title and interest in and to, and all Intellectual Property Rights in, the Products, the Information, the Assigned Inventions and the Products Tooling (collectively, the “Assigned Rights”). In addition, the parties expressly agree to consider as works made for hire all copyrightable works included in the Assigned Rights. Manufacturer agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assistance or confirmation) requested by Customer to assign and permit the Customer to enforce the Assigned Rights. Manufacturer will not charge Customer for time spent in complying with these obligations. The Assigned Rights shall be kept in confidence by Manufacturer and shall be used by Manufacturer only in performing this Agreement and may not be used by Manufacturer for other purposes except upon such terms as may be agreed upon between the parties in writing.

Manufacturer also agrees to acquire from its employees, agents and contractors, rights and covenants as to assure that Customer shall receive the rights provided for in this section. Upon the termination of this Agreement, Manufacturer shall return to Customer or, in Customer’s discretion, destroy all Product Tooling in Manufacturer’s possession, custody, or control.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

3.2	Manufacturer Ownership. Other than Customer’s rights in the Assigned Rights provided for under Section 3.1 (which shall, in the event of a conflict, take precedence over the rights of Manufacturer set forth in this section), Manufacturer shall exclusively own all right, title and interest in and to, and all Intellectual Property Rights related to:

a.	all know-how, technology, processes, procedures, ideas and concepts developed by Manufacturer for manufacturing products (“Manufacturer Processes”);

b.	any modifications, enhancements, and improvements to the Manufacturer Processes created by Manufacturer during the term of this Agreement; and

c.	any non-Product specific Tooling created by Manufacturer during the term of this Agreement ((a), (b), and (c) collectively, “Manufacturer Rights”).

3.3	Licenses. Customer hereby grants Manufacturer a non-exclusive, non-transferable, royalty-free fully paid license, with no right to sublicense, for the term of this Agreement to use the Assigned Rights, but solely for the purpose of manufacturing and servicing the Products for Customer. Manufacturer hereby grants to Customer a non-exclusive, royalty-free, fully-paid license, with a right to sublicense, to use any Manufacturer Rights necessary or useful for the manufacture or servicing of Products, and to make, have made and distribute the Products manufactured or serviced using said Manufacturer Rights. Upon request from Customer, Manufacturer shall provide Customer with documents reasonably necessary for Customer to document and duplicate said Manufacturer Rights.

3.4	Customer Trademarks. Customer authorizes Manufacturer to affix and apply the Customer Trademarks to the Products as directed by Customer for the sole purpose of manufacturing the Products pursuant to this Agreement. Manufacturer shall not use Customer Trademarks for any other purpose and only in such manner as to preserve all rights of Customer. Manufacturer acquires no right to Customer Trademarks by its use and all uses by Manufacturer of the Customer Trademarks will inure to Customer’s sole benefit. As used herein, “Customer Trademarks” means those trademarks, trade names, service marks, slogans, designs, distinctive advertising, labels, logos, and other trade-identifying symbols as are or have been developed and used by Customer or any of its subsidiaries or affiliate companies and which Customer owns or has the right to use.

4.	Term and Termination of the Agreement

4.1	Term. The term of this Agreement shall begin on the date first set forth above and shall continue under the conditions of Section 6 of this agreement, to the extent that there are open purchase orders for medical devices as specified in attached Device Specific Schedule(s), or unless otherwise terminated earlier in accordance with the terms of this Agreement.

4.2	Termination for Cause by Either Party. This Agreement may be terminated by either Party immediately upon notice to the other party in the event of any of the following:

a.	the other party makes a general assignment for the benefit of its creditors, or a receiver or similar officer is appointed to take charge of any of the other party’s assets;

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

b.	the other party ceases to carry on its business or operations; or

c.	a bankruptcy or similar petition is filed by or against the other party, and in the case of an involuntary petition, the proceeding is not dismissed within sixty (60) days.

4.3	Termination for Material Breach. Upon material breach by either party of its obligations under this Agreement, the other party may terminate the Agreement if the breach remains uncured for more than thirty (30) days after a party gives written notice of the breach, such notice to be effective upon the date of mailing. For purposes of a breach by Manufacturer, “material breach” includes without limitation Manufacturer’s failure to satisfy its obligation to deliver the Product as specified in Customer’s purchase orders for three consecutive months.

4.4	Winding-Down Obligations. Following the expiration or termination of this Agreement, Manufacturer shall cooperate with Customer and provide reasonable assistance to effect the orderly and efficient transfer of the manufacturing of Product from Manufacturer to the Customer or a third party designated by the Customer and without disruption to the Customer’s business (“Transfer Assistance”). Transfer Assistance shall include, but not be limited to: (a) the continued manufacture of the Product by Manufacturer after the termination or expiration date for a transition period and on terms mutually agreeable to the parties; (b) the return to Customer of all Products Specifications materials; (c) the transfer of all Products Inventory, Manufacturing Inventory, and other inventory for which Customer has compensated Manufacturer; (d) the transfer of any Product-specific Tooling and equipment that has been purchased by the Customer; and (e) the transfer of any documents or electronic files relating to the manufacturing of the Product. The provisions of this Section 4.4 shall survive the termination or expiration of this Agreement. Customer shall be responsible for any other costs incurred by Manufacturer in providing Transfer Assistance.

5.	Manufacturing Transfer

5.1	Manufacturer agrees to provide a detailed manufacturing transfer plan, subject to Customer approval, that will delineate all steps and milestones necessary to achieve market release on the date noted in section 5 of Schedule A.

5.2	In addition to its other obligations under this Agreement, Manufacturer agrees to make every effort possible, including expedite of material and services from the supply chain, and engineering and production work overtime, to mitigate delays in achieving transfer milestones on time. Unless delays are the result of design, material, or supply chain changes initiated by the Customer, all incremental costs for expediting materials, services, engineering and production shall be the responsibility of Manufacturer.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

6.	Forecast, Purchase and Delivery of Finished Goods

6.1	All orders for the Product will be issued on the Customer’s monthly purchase order which is typically issued 3 months in advance of the expected dock date and represents a 90 day rolling commitment for finished devices. The Customer will also provide a rolling twelve-month forecast for the Manufacturer for planning and forecasting purposes only. Manufacturer shall acknowledge receipt of purchase orders from Customer as soon as reasonably possible, but no later than three (3) business days following receipt. The Customer reserves the right to change or modify the monthly purchase orders or forecasts as needed.

6.2	The assembled, inspected, packaged and non-sterile Product shall be shipped F.O.B. to the sterilizer house: PCS in Taunton, MA. After sterilization, the “finished goods” shall be shipped to the Customer’s inventory warehouse location in Dover, New Hampshire. Customer will pay costs of freight from Manufacturer to sterilizer and from sterilizer to warehouse. The carrier will be chosen at Customer discretion.

6.3	At Customer’s request, costs for warehousing and direct distribution shall be quoted separately from this agreement.

6.4	Customer shall pay for finished goods no later than thirty (30) days after receipt of an invoice for shipping of finished goods provided the invoice date is no earlier than the date of shipment to the sterilizer.

6.5	Customer agrees to pay interest on all invoiced amounts that are overdue more than 30 calendar days at the rate of 1.5% per month. Customer reserves the right to dispute an invoice within 30 days of receipt and such disputed invoice will not be subject to the late interest charge provided that the reasons for the dispute are put into writing by Customer and that Customer and Manufacturer will make reasonable efforts to resolve the dispute in a timely manner.

6.6	Manufacturer agrees to deliver finished goods to Customer’s sterilizer on time to achieve delivery of sterilized and released product to Customer’s warehouse per the Customer’s purchase orders, or pay all incremental charges for premium freight, expedite fees to obtain raw material, and/or work production overtime to mitigate delays in receipt of finished goods to the Customer inventory location, in addition to other remedies provided to Customer in Section 4.3, provided Manufacturer is responsible for the delays.

6.7	Manufacturer agrees to keep a minimum of three month’s worth of Customer identified ‘critical components’ in their inventory throughout the production run for these products. Customer agrees to reimburse Manufacturer for component inventory in excess of the rolling forecast. The spirit of this clause is to provide an opportunity for the Customer and Manufacturer to jointly decide to capitalize on discounts due to volume purchases while limiting the Manufacturer’s liability for carrying excess component inventories and also to minimize the impact of ‘critical component’ supply issues on the Customer’s production schedule.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

7.	Quality System Requirements

7.1	Manufacturer shall obtain and maintain all registrations and approvals necessary to manufacture Customer’s Product. Manufacturer must remain compliant with the requirements set forth in 21 U.S.C. § 360J (f), 21 C.F.R. § 820, all related guidance issued by the FDA, ISO 9001 and EN46001 (collectively, “Good Manufacturing Practices”). Manufacturer’s performance of this Agreement shall be in compliance with these Good Manufacturing Practices.

7.2	Manufacturer agrees to permit Customer or its authorized representative, and government officials as required by law, to conduct inspections and test audits of Manufacturer’s facilities, operations, and procedures, at appropriate and reasonable time intervals, to verify that the quality and performance of the Product produced by Manufacturer are in compliance with the Company’s Product Specifications. The Company may also inspect the facilities of Manufacturer at any time during business hours to ensure compliance with Good Manufacturing Practices. Manufacturer shall cooperate with any inspection performed under this section.

7.3	Manufacturer agrees to make appropriate Manufacturer personnel available for audits at either Customer’s or Manufacturer’s offices. All reasonable expenses related to the conduct of inspection and test audits of the Product and/or Quality System (as defined below in Section 7.6) by Customer or, if Customer so chooses, a qualified third party, that are directly and specifically related to Customer’s Product shall be borne by Customer. Such audits and inspections must take place during normal business hours and with reasonable notice.

7.4	If the facilities or processes of Manufacturer are inspected or audited by any regulatory agency such as but not limited to the FDA, OHSA, EPA, or ISO Registrar, Manufacturer will immediately inform Customer of that fact and of all findings of such agency that relate to or affect the Product or Device Master Record, which includes all information necessary to produce the Product.

7.5	Manufacturer shall maintain a complete and current Device Master Record for Customer’s Product. Copies of the Device Master Record shall be made available to Customer at Customer’s request. Customer shall have the right from time to time to request that changes be made to the Device Master Record. Changes to the Device Master Record are to be communicated formally by the Customer’s change order and will be subject to Manufacturer’s acceptance, which acceptance shall not be unreasonably withheld. The cost of the changes, and for implementing such changes, will be negotiated in good faith between the Customer and Manufacturer. Manufacturer shall have no obligation to implement these changes until agreement on changes and prices have been reached.

7.6	Manufacturer shall maintain a quality system in accordance with ISO 90001, EN46001 certification and 21 CFR 820 Quality System Regulations compliance (“Quality System”). All activities performed on behalf of Customer shall be performed in accordance with these regulations and standards. Manufacturer shall conduct manufacturing activities consistent with Customer’s Manufacturing Quality Plan. Manufacturer shall maintain and retain Product quality related records, such as any records of system or instrument tests, for 5 years.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

7.7	Manufacturer shall allow Customer and government officials to perform audits of Manufacturer’s Quality System, Good Manufacturing Practices, facilities, records and all manufacturing documentation related to Customer’s Product.

7.8	Manufacturer shall maintain a list of original component suppliers that they have approved (“Approved Suppliers”). Manufacturer shall purchase materials to be used in Customer’s Product for sale only from Approved Suppliers. Approved Suppliers must have passed Manufacturer’s supplier evaluation process. If it has been determined by the Customer and Manufacturer that there is cause, Manufacturer shall allow Customer to perform on-site audits of its Approved Suppliers, as requested, at mutually agreed upon times. Manufacturer shall assist the Approved Suppliers in providing corrective action to remedy any deficiencies observed during the audit, and document such actions and outcomes to Customer.

7.9	Manufacturer shall obtain prior approval from Customer on all proposed changes including changes in approved suppliers, component materials, product labels, manufacturing and/or test procedures, except for typographical errors, to the Product Specifications, Device Master Record, manufacturing procedures, or validated processes. Manufacturer shall also obtain prior approval on all deviations and NCMR’s that affect product or component for, fit and/or function including discrepant materials that are dispositioned by the Manufacturer as ‘Use As Is’. Manufacturer agrees that all design change, approval, and revision control shall be consistent with Good Manufacturing Practices and the Medical Device Directive, as published by the European Parliament.

7.10	Manufacturer agrees to comply with all additional terms and conditions specified in attached Device Specific Schedule(s).

8.	Tooling, Equipment, and Materials

8.1	Manufacturer will be reimbursed, at cost plus a margin not to exceed [*]%, for any equipment, Tooling and improvements to equipment and Tooling purchased by Manufacturer to perform Manufacturer’s obligations to Customer. Manufacturer will be responsible for normal maintenance of Customer’s Tooling and equipment in its possession. Equipment and Tooling paid for by Customer remains the property of Customer, and shall be returned to Customer in accordance with the provisions set forth in Sections 4.4 and 8. Expenditures greater that $1,000 (hereinafter “Substantive Expenditures”) for Tooling or equipment will be made only with prior written authorization of Customer. Any Tooling or equipment requiring Substantive Expenditures for third party calibration or refurbishment will require Customer’s pre-approval and will be the financial responsibility of Customer if approved. In the event Manufacturer is required to make a prepayment on Tooling or equipment, Customer will reimburse Manufacturer at the time the prepayment is made.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

8.2	At Customer’s request, Manufacturer shall provide Customer with a description and location of all Tooling and equipment (including original documentation relating to all Tooling and equipment) held by Manufacturer or its subcontractors on behalf of Manufacturer. Customer has the right to inspect such Tooling and equipment at any time, during normal business hours and with reasonable notice, during the term of this Agreement. Customer shall maintain property insurance covering all Customer Tooling and equipment held by Manufacturer, in amounts customary for companies of comparable size and type in similar industries.

8.3	On termination of this Agreement, Manufacturer agrees to deliver to Customer, FOB shipping point, all Tooling and equipment purchased and paid for by Customer, or at Customer’s sole discretion, to implement alternative plans for disposition of Tooling and equipment as agreed to by Customer and Manufacturer or at Manufacturer’s subcontractors.

8.4	Any inventory (including finished goods, works in process, raw parts) or non-cancelable orders for such raw parts that is rendered excess or obsolete due to (a) the cancellation of Customer’s purchase orders, (b) a permanent reduction in forecast that impacts any long lead time parts which are non-cancelable / non-returnable, (c) Engineering Change Orders (“ECO”), (d) minimum quantity purchases of component parts, (e) end of Product life, (f) the termination of this Agreement, and which cannot be utilized on other Manufacturer product cannot be returned to Manufacturer’s Approved Suppliers, or (g) documented restocking charges paid by Manufacturer to the Approved Supplier, will be the financial responsibility of Customer, at Manufacturer’s manufacturing cost (or in the case of parts, at actual cost) plus margin not to exceed [*]%.

9.	Warranties

9.1	Manufacturer warrants to Customer that, on the date of delivery, the Product will conform to the Product Specifications as documented in the Device Master Record, and will be produced in conformance with the Device Master Record in effect at the time of delivery. All other warranties, express or implied, including without limitation, warranties of merchantability and fitness for a particular purpose are hereby excluded.

9.2	Within 90 days after receipt of any Product at the facility specified by Customer, Customer may reject any Product that it reasonably believes fails to meet the Product Specifications by sending Manufacturer notice of the lot numbers of the rejected Product, together with an explanation of the specific basis for rejection. Customer shall within ninety (90) days of notification return to Manufacturer, any such rejected Product. Appropriate credits are required when product is returned to the Manufacturer for proper accounting purposes on both sides of the relationship. Both Customer and Manufacturer agree that the issuance of a credit by the Manufacturer will not be the sole indicator for determining Manufacturer’s culpability for the rejected product.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

9.3	Prior to any rejected product being returned to the Manufacturer, Customer and Manufacturer will reach mutual agreement regarding responsibility for the rejection, including any reprocessing that may be required. Once agreement is reached, Manufacturer will generate an appropriate credit memo to Customer according to the following policy:

1. if it is agreed that the Manufacturer is responsible for the rejected product:

•	Manufacturer will issue a credit memo for the original shipped quantity at the transfer price on the original invoice.

•	The credit memo will clearly identify the rejected product as Manufacturer’s Responsibility and be accompanied by an RA # so the product can be properly received back by the Manufacturer.

•	Customer will put the original invoice on “hold” status until the product is reprocessed and a new invoice submitted.

•	Manufacturer will develop a reprocessing plan jointly with Customer and reprocess the product as quickly as is practical.

•	Upon shipment of the reprocessed product to the sterilizer, Manufacturer will invoice Customer for the net quantity shipped at the original transfer price.

•

Customer will balance the credit for the rejected product against the original invoice and agrees to pay an invoice for the reprocessed product on net 7 day terms to avoid any cash-flow issues at the Manufacturer.

2. If it is agreed that the Customer is responsible for the rejected product:

•	Customer will process the original invoice for payment on net 30 day terms as normal.

•	Manufacturer will issue a credit memo for the net quantity that is to be returned to the Manufacturer at the transfer price on the original invoice.

•	The credit memo will clearly identify the rejected product as Customer’s Responsibility and be accompanied by an RA # so the product can be properly received back by the Manufacturer.

•	Manufacturer will develop a reprocessing plan jointly with Customer. Customer will authorize any reprocessing costs and Manufacturer agrees to reprocess the product as quickly as is practical.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

•

Upon shipment of the reprocessed product to the sterilizer, Manufacturer will invoice Customer for the net quantity shipped (plus any attrition from the reprocessing effort) at the original transfer price + the reprocessing cost.

•	Customer will balance the credit for the rejected product against the new invoice and agrees to pay any balance due (reprocessing costs) on net 30 day terms.

10.	Indemnification

10.1	Manufacturer shall defend, indemnify, and hold Customer, its officers, directors, employees, and agents harmless against any and all claims, demands, proceedings, losses, damages, obligations, liabilities, deficiencies, fines, costs, or expenses (including, without limitation, reasonable attorneys’ fees) (collectively, “Losses”) arising directly or indirectly as a result of, or relating to, (a) any material breach of this Agreement by Manufacturer or its officers, trustees, employees, or agents; (b) any negligence by Manufacturer in the manufacture of the Product or any failure to manufacture the Product in accordance with the Product Specifications; or (c) any negligence or wrongful acts of Manufacturer or its officers, trustees, employees, or agents, except to the extent that any such Losses are due to the negligence or wrongful acts of Customer, its officers, trustees, employees, or agents.

10.2	Customer shall defend, indemnify, and hold Manufacturer, its officers, directors, employees, and agents harmless against any and all Losses arising directly or indirectly as a result of, or relating to (a) defects in the Product Specifications, or (b) Manufacturer’s complying with the Product Specifications, except to the extent that any such Losses are due to the negligence or wrongful acts of the Manufacturer, its officers, trustees, employees, or agents.

11.	Insurance

11.1	Coverage. Manufacturer shall maintain the following insurance during the term of this Agreement.

a.	Commercial General Liability, including blanket contractual liability, broad form property damage, product made under manufacturing agreement and completed operations, independent contractors and premises/operations, in amounts of not less than $1 million per occurrence, $2 million in aggregate.

b.	Comprehensive Automobile Liability, including owned, non-owned and hired vehicles, in amounts of not less than $1 million per occurrence.

c.	Worker’s Compensation Insurance in amounts of not less than $500,000 per occurrence.

11.2

General. The above insurance shall be issued by an insurance company licensed to do business in New Hampshire with an A.M. Bests rating of A or better, and include Customer as an “additional insured” on all policies except Worker’s Compensation, and

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

shall provide that Customer will receive thirty (30) days written notice from the insurer prior to any cancellation or change of coverage provided that comparable insurance is not purchased from another carrier. Manufacturer shall deliver certificates of insurance evidencing such coverage to Customer on or before the Effective Date, and thereafter at least fifteen (15) days before the expiration dates of expiring policies.

11.3 Manufacturer shall provide Customer a Certificate of Insured within 10 days of acceptance of this agreement.

12.	Field Failures and Recalls

12.1	Customer and Manufacturer agree to notify the other party if applicable when notified of a Product failure in the field. Each party shall provide the other with documentation supporting the occurrence of a Product failure. Both parties shall work together to: (a) determine if a failure condition actually exists, and (b) if one does, devise a comprehensive plan for responding to the condition that may include corrective and preventive actions.

12.2	Manufacturer and Customer each agree to notify the other if applicable whenever it believes the Product is or may be subject to recall. Customer shall determine whether a recall or other corrective action is necessary, and determine whether to cease shipping and manufacturing the Product. If a recall or other corrective action is necessary, the parties will work together to develop a recall or corrective action plan.

12.3	If any Product recall or field correction is initiated, up to 180 days from Customer’s acceptance of Product from Manufacturer, because of the negligence of Manufacturer or a defect in any product arising primarily from any breach of Manufacturer of any warranty, representation, or other obligation contained in this Agreement, Manufacturer will, in addition to any other remedies available to Customer under this Agreement, (a) credit to Customer the price paid by Customer with respect to the Product purchased from Manufacturer, including any shipping expenses and freight insurance; (b) reimburse Customer for out-of-pocket costs actually paid by Customer and/or its designee to third parties for transportation and destruction of the recalled Product, and for reasonable out-of-pocket communications expenses (exclusive of mass media expenses) associated with such recall.

12.4	Recall or corrective action that is necessary due to a defect in the Product design shall be made at Customer’s expense.

12.5	To assist Customer in diagnosing and resolving Product failures in the field, Manufacturer agrees to provide technical support for up to two years after Customer’s sale of Product manufactured under this Agreement. Technical support includes review of related inspection, manufacturing, sterilization, test, and release records.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

13.	Limitation of Liability

13.1	EXCEPT AS SET FORTH OTHERWISE IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING OUT OF THIS AGREEMENT OR THE SALE OF PRODUCT, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING THE POSSIBILITY OF NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF THE PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE, AND EVEN IF ANY OF THE LIMITED REMEDIES IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

14.	Confidentiality

14.1	Confidential Information. “Confidential Information” includes any and all information of or about a party including all information relating to any technology, product, process or intellectual property of such party (including, but not limited to, owned or licensed intellectual property rights, data, know-how, samples, technical and non-technical materials and specifications) as well as any business plan, financial information or other confidential commercial information of or about such party. Notwithstanding the foregoing, information of or about a party shall not be considered Confidential Information with respect to such party to the extent that the party possessing such information can demonstrate by written record or other suitable physical evidence that:

a.	such information was lawfully in such party’s possession or control prior to the time such information was disclosed to the party by the other party to whom the information relates;

b.	such information was developed by such party independently of and without reference to Confidential Information;

c.	such information was lawfully obtained by such party from a third party under no obligation of confidentiality to the other party to whom such information relates; or

d.	such information was at the time it was disclosed or obtained by such party, or thereafter became, publicly known otherwise than through a breach by such party of such party’s obligations to the other party to whom such information relates.

14.2

Non-Disclosure. Each party shall maintain the Confidential Information of the other party in confidence by using the same degree of care (but no less than a reasonable degree of care) that such party maintains and protects its own Confidential Information, and shall not disclose, divulge, or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement or with the express written consent of the party who provided such Confidential Information. Each party also hereby agrees to take reasonable steps to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees,

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

consultants, sub-contractors, sub-licensees or agents. The provisions of this paragraph shall not apply to any Confidential Information of a party which is required to be disclosed by another party to comply with any applicable laws or regulations, but only to the extent required by such law or regulation and further provided that the party making any disclosure pursuant to the provisions of this sentence shall provide prior written notice of such disclosure to the other party sufficiently in advance of such disclosure to allow such other party to respond and to take reasonable and lawful action to avoid and/or minimize the degree of such disclosure.

14.3	No Confidential Information of Other Parties. Each party represents and warrants to the other that it has not used and shall not use in the course of its performance hereunder, and shall not disclose to the other, any Confidential Information of any third party, unless it is expressly authorized in writing by such third party to do so.

15.	Successors, Assignment

15.1	This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives. Neither party shall have the right to assign or otherwise transfer its rights or obligations under this Agreement in whole or in part to any third party without the prior written consent of the other party. Nothing in this section shall prohibit Customer from assigning this Agreement to an entity acquiring all or substantially all of the business of Customer. In addition, Manufacturer may assign this Agreement to an entity acquiring all or substantially all of the business of Manufacturer, provided that such assignee is capable of fulfilling the obligations of the Manufacturer set forth in this Agreement. Each party will notify the other in writing within 60 days of any material change in ownership or assignment.

16.	Miscellaneous

16.1	Compliance with Laws and Permitting. Each party agrees that its performance under this Agreement shall comply with all applicable laws. Manufacturer shall, at its expense, obtain and maintain all necessary permits and licenses required for the operation of its manufacturing facilities and processes.

16.2	Force Majeure. In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement (other than a payment obligation) due to any Act of God, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, or any other cause beyond the reasonable control of the party invoking this section, and if such party shall have used its commercially reasonable efforts to mitigate its effects, such party shall give prompt written notice to the other party, its performance shall be excused, and the time for the performance shall be extended for the period of delay or inability to perform due to such occurrences. Regardless of the excuse of Force Majeure, if such party is not able to perform within ninety (90) days after such event, the other party may terminate the Agreement. Termination of this Agreement shall not affect the obligations of either party, which exist as of the date of termination.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

16.3	Export Controls. Manufacturer shall comply will all United States and any applicable foreign laws and regulations governing the export of technology and Product. Customer and Manufacturer shall cooperate with one another, including providing all required documentation and information, to obtain all necessary government authorizations before exporting any technology or Product under this Agreement.

16.4	Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of New Hampshire without regard to conflict of law provisions.

16.5	Notices. All notices required or permitted under this Agreement must be made in writing and delivered in person, by facsimile, or by certified or registered mail, postage prepaid, addressed to Jon Wilson, VP of Product Development for Customer, or Eric Crainich, President of Operations for Manufacturer, at the respective addresses at the beginning of this Agreement. Such notice shall be effective upon receipt if personally delivered or transmitted by facsimile, or on the third business day following the date of mailing.

16.6	Amendments. This Agreement may be amended only by written consent of both parties, executed by their authorized representatives.

16.7	Severability. Any provision of this Agreement, which is invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction.

16.8	Dispute Resolution. All disputes arising between the parties that are not resolved to the parties’ reasonable satisfaction shall be submitted to non-binding arbitration before the American Arbitration Association, pursuant to the rules of the American Arbitration Association.

16.9	Headings. Headings contained in this Agreement are for convenience and reference purposes only and shall not affect the meaning or interpretation of this Agreement. The Attachments to this Agreement are incorporated by reference into this Agreement and form an integral part thereof.

16.10	Subcontracting. This Agreement is for the exclusive benefit of Customer and Manufacturer and is not for the benefit of any third party. Manufacturer shall not have the rights to sub-contract the performance of any of its obligations under this Agreement without the express written consent of Customer.

16.11	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

IN WITNESS WHEREOF, the parties hereto have as of the date first written above duly executed this General Agreement, including the attached Device Specific Schedule(s) that are incorporated herein and made a part hereof.

TISSUELINK MEDICAL, INC.		DESIGN STANDARDS CORPORATION

By:	/s/ Jon Wilson	By:	/s/ Illegible
Name:	Jon Wilson	Name:	Illegible
Title:	VP Development	Title:	President

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Contract Amendment #1

On October 1, 2007 the following amendment will void, cancel and replace Section 6.1 and Section 6.7 in the Contract Manufacturing General Agreement between TissueLink Medical Inc. and Design Standards Corporation entered into on November 10, 2004.

1.	TissueLink Medical agrees to extend the current rolling three months worth of purchase orders to a rolling six months worth of purchase orders.

a)	The first three months of the rolling six months worth of purchase orders is firm. Any changes requested in delivery by TissueLink Medical are subject to availability as determined by Design Standards.

b)	The next three months worth of purchase orders are flexible and can be rescheduled, but not cancelled, unless some unforeseen business issue arises (for example: product recall, quality issues, market changes, etc.)

2.	Design Standards must acknowledge pricing and delivery on all purchase orders issued by TissueLink Medical in writing within three days of their release.

3.	Requests from Design Standards to reschedule previously acknowledged delivery dates or delivery quantities must be made in writing to TissueLink Medical a minimum of sixty days prior to the previously acknowledged delivery date or delivery quantity.

4.	Product pricing is to remain unchanged for the open six months worth of purchase orders.

5.	TissueLink Medical will monitor, track and report on Design Standards delivery performance. TissueLink Medical’s goal for on-time delivery from Design Standards is 90% or higher. TissueLink Medical’s quality goal from Design Standards is 95% or higher first pass yield.

6.	TissueLink Medical and Design Standards are to perform a monthly comparison of open purchase orders to ensure that both companies are in agreement with the open order status (for example: pricing, order quantity, promised delivery dates, etc.). Any discrepancies in information should be reported by Design Standards in writing within three business days of the release of a new open order report by TissueLink Medical.

7.	If due to engineering changes, business changes, market changes, or any other unforeseen business reason, TissueLink Medical discontinues the need for any component or finished device, TissueLink Medical will only be responsible for the individual value of component inventory up to two times the amount required for the open six months worth of purchase orders.

The inventory calculation for TissueLink Medical’s responsibility does not include any unfulfilled past due purchase orders. The inventory calculation for TissueLink Medical’s responsibility is not an aggregate amount of the total Design Standards component inventory, but a total not to exceed two times the value of each individual component required to support the production of the open six months worth of purchase orders released to Design Standards.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

8.	Any individual component inventory that does not meet the guidelines outlined in Item 7 listed above will remain the financial responsibility of Design Standards.

9.	TissueLink Medical must make payment for discontinued or obsolete component inventory identified by Design Standards that is agreed to and confirmed by TissueLink within thirty days of the confirmation.

IN WITNESS WHEREOF, the parties hereto have as of the date written above duly executed this Amendment, including the Contract Manufacturing General Agreement that are incorporated herein and made a part hereof.

TISSUELINK MEDICAL, INC.		DESIGN STANDARDS CORP.

By:	/s/ Ted Vaughn	By:	/s/ Illegible
Name:	Ted Vaughn	Name:	Illegible
Title:	VP Operations	Title:	President

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.